Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY REPORTS SECOND QUARTER RESULTS

RONKONKOMA, N.Y. — April 23, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter and first six months ended March 31, 2009.

For the fiscal second quarter ended March 31, 2009, net sales were $596 million compared to $533 million for the fiscal second quarter ended March 31, 2008, an increase of $63 million or 12%.  Included in this total are net sales of $23 million from Julian Graves, acquired in the fiscal fourth quarter of 2008.  The Leiner Health Products business, which was acquired in July 2008, has been fully integrated into NBTY operations; accordingly its sales can no longer be separately identified.

Net income for the fiscal second quarter ended March 31, 2009 was $23 million, or $0.37 per diluted share, compared to $44 million, or $0.67 per diluted share, for the fiscal second quarter ended March 31, 2008.

The decline in net income for the fiscal second quarter of 2009 reflects lower gross profit margins due to higher raw material costs which were not offset by higher prices charged to customers and the impact of a stronger US dollar as compared to the British Pound Sterling.  The British pound sterling declined 27% compared to the prior like quarter.  Without fluctuations in foreign exchange rates, earnings per diluted share would have been $0.09 higher for the fiscal second quarter of 2009.

Adjusted EBITDA for the fiscal second quarter of 2009 was $62 million, compared to $84 million for the fiscal second quarter of 2008.  At March 31, 2009, working capital was $530 million, a decrease of $43 million compared to September 30, 2008.  At March 31, 2009, total assets were $1.8 billion, and book value per share was $15.81.

Since October 1, 2008, the Company repaid $15 million under its term loan and $55 million under its revolving credit agreement.  As of March 31, 2009, $320 million remained undrawn under the Company’s $325 million Revolving Credit Facility.  The Company is in compliance with all of its covenants under outstanding credit facilities.

For the six months ended March 31, 2009, net sales were $1.3 billion compared to $1.0 billion for the six months ended March 31, 2008, an increase of $213 million or 20%.

Net income for the six months ended March 31, 2009 was $37 million, or $0.58 per diluted share, compared to $90 million, or $1.34 per diluted share, for the six months ended March 31, 2008.  The decrease in net income for the six months ended March 31, 2009 reflects the aforementioned lower gross profit margins, decreases in foreign exchange rates and previously announced costs associated with the write off and termination of the information technology programs in our Direct Response business, which programs were ineffective and uneconomical.

Adjusted EBITDA for the six months ended March 31, 2009 was $116 million, compared to $171 million for the six months ended March 31, 2008.

Overall gross profit margins for the fiscal second quarter of 2009 decreased to 42% from 51% for the fiscal second quarter of 2008.  As previously discussed, a portion of this decrease was anticipated due to lower gross margins on Leiner private label business.  Additional cost pressures occurred at the time of the Leiner acquisition in July 2008, when Leiner inventory levels were not adequate to maintain customer fulfillment levels.  At the same time, certain raw material costs were increasing due to tight supply and inflationary pressures.  In order to maintain adequate customer fulfillment levels, the Company was forced to purchase products at these higher costs.  These conditions continued to negatively impact results for the last two quarters.  The Company believes operations are stabilizing.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2009

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Ester-C and Leiner products, increased $90 million, or 35%, to $350 million.  Since acquiring Leiner, the Company has eliminated in excess of $30 million in annualized non-manufacturing costs.

Gross profit for the Wholesale operation decreased to 27% from 41% for the prior like quarter.  Operating results were adversely affected by higher raw material costs which were not offset by higher prices charged to wholesale customers.  While the gross profit percentage decreased during this period, the Company continued to increase its market share.  The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended March 28, 2009, Nielsen reported an increase in the entire category of 8%.  According to Nielsen, for that same period, the Company’s Wholesale brands reported a 10% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $52 million, unchanged from the prior like quarter.  While operating in a difficult retail environment in the US and Canada, Vitamin World same store sales increased 4% for the fiscal second quarter of 2009.  Vitamin World results seem to indicate that the new modernization of the stores has had a favorable impact on the US Stores.

Net sales at LeNaturiste decreased 18%, all attributable to a weaker Canadian dollar, and the division operated at a loss of $1 million.  LeNaturiste will continue to focus on increasing gross margins by utilizing more in-house manufactured products and more targeted promotions.

During the fiscal second quarter of 2009, the North American Retail division closed 3 stores and added 3 new stores.  At the end of the fiscal second quarter of 2009, the North American Retail division operated a total of 531 stores, consisting of 444 Vitamin World stores in the United States and 87 LeNaturiste stores in Canada.  Vitamin World plans to add 3 stores and close 5 stores during the remainder of fiscal 2009.

European Retail net sales for the fiscal second quarter ended March 31, 2009 decreased $24 million, or 15% to $134 million compared to $158 million for the prior like quarter.  Julian Graves recorded net sales of $23 million.  European Retail division same store sales in local currency decreased 5% from the prior like period.  On a monthly basis, in local currency, same store sales decreased 10% in both January and February but increased 4% in March.

As previously announced, the Julian Graves acquisition continues to be the subject of an inquiry from the UK Competition Commission for potential anti-trust implications.  In conjunction with this inquiry, Julian Graves business has not been integrated with the Company’s European operations and incurred a loss of $0.5 million during the fiscal second quarter ended March 31, 2009.

The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment. The European Retail division consists of 531 Holland & Barrett stores, 345 Julian Graves stores and 31 GNC stores in the UK, 22 Nature’s Way stores in Ireland, and 71 DeTuinen stores in the Netherlands, for a total of 1,000 stores in Europe.  In addition, during the fiscal second quarter of 2009, Holland & Barrett opened 3 franchised stores in South Africa, for a total of 7 franchised stores in South Africa.

Net sales from Direct Response/E-Commerce operations for the fiscal second quarter of 2009 decreased $4 million, or 6% to $59 million from $63 million for the fiscal second quarter of 2008.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.  For the fiscal second quarter of

2009, compared with the prior like quarter, gross profit percentage for this division increased 5% to 64%; average order size increased $8 to $78.  This division was reorganized during the first fiscal quarter of 2009.  Online sales represented 43% of total Direct Response/E-Commerce sales.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said: “Profitability for the quarter was affected by inflationary pressures and foreign exchange declines.  We continue to garner greater market share and enhance our position as the global leader in the nutritional supplement industry.  The overall success of NBTY, and its ability to generate long-term growth, reflects our commitment to providing the highest quality products to our customers.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as

“subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

 (TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Three months
	ended March 31,
	2009	2008

Net sales	$595,553	$532,518

Costs and expenses:
Cost of sales	343,644	261,284
Advertising, promotion and catalog	33,028	39,007
Selling, general and administrative	174,657	166,409
	551,329	466,700

Income from operations	44,224	65,818

Other income (expense):
Interest	(8,888)	(3,657)
Miscellaneous, net	279	3,786
	(8,609)	129

Income before provision for income taxes	35,615	65,947

Provision for income taxes	12,545	21,721

Net income	$23,070	$44,226

Net income per share:
Basic	$0.37	$0.69
Diluted	$0.37	$0.67

Weighted average common shares outstanding:
Basic	61,600	64,102
Diluted	62,948	65,817

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Six months
	ended March 31,
	2009	2008

Net sales	$1,256,105	$1,043,376

Costs and expenses:
Cost of sales	732,147	501,615
Advertising, promotion and catalog	64,319	73,176
Selling, general and administrative	370,557	334,531
IT project termination costs	8,647	—
	1,175,670	909,322

Income from operations	80,435	134,054

Other income (expense):
Interest	(18,377)	(7,519)
Miscellaneous, net	(5,356)	8,673
	(23,733)	1,154

Income before provision for income taxes	56,702	135,208

Provision for income taxes	20,157	45,160

Net income	$36,545	$90,048

Net income per share:
Basic	$0.59	$1.37
Diluted	$0.58	$1.34

Weighted average common shares outstanding:
Basic	61,600	65,510
Diluted	63,043	67,313

SALES

(Unaudited)

	THREE MONTHS ENDED MARCH 31,
			Percentage
(In thousands)	2009	2008	Change

Wholesale / US Nutrition	$349,801	$259,363	35%

North American Retail	51,916	51,904	0%

European Retail	134,438	158,070	-15%

Direct Response / E-Commerce	59,398	63,181	-6%

Total	$595,553	$532,518	12%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED MARCH 31,
			Increase
	2009	2008	- Decrease

Wholesale / US Nutrition	27%	41%	-14%

North American Retail	66%	62%	4%

European Retail	63%	61%	2%

Direct Response / E-Commerce	64%	59%	5%

Total	42%	51%	-9%

SALES

(Unaudited)

	SIX MONTHS ENDED MARCH 31,
			Percentage
(In thousands)	2009	2008	Change

Wholesale / US Nutrition	$756,768	$518,298	46%

North American Retail	100,354	108,086	-7%

European Retail	290,464	316,666	-8%

Direct Response / E-Commerce	108,519	100,326	8%

Total	$1,256,105	$1,043,376	20%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	SIX MONTHS ENDED MARCH 31,
			Increase
	2009	2008	- Decrease

Wholesale / US Nutrition	27%	42%	-15%

North American Retail	67%	60%	7%

European Retail	63%	62%	1%

Direct Response / E-Commerce	62%	60%	2%

Total	42%	52%	-10%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED MARCH 31, 2009
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$30,084	$3,586	$—	$(74)	$33,596

North American Retail	914	745		23	1,682

European Retail	20,318	3,403		38	23,759

Direct Response / E-Commerce	21,198	1,267		(62)	22,403

Segment Results	72,514	9,001	—	(75)	81,440

Corporate / Manufacturing	(36,899)	8,278	8,888	442	(19,291)

Total	$35,615	$17,279	$8,888	$367	$62,149

	THREE MONTHS ENDED MARCH 31, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$41,507	$2,578	$—	$48	$44,133

North American Retail	522	804		16	1,342

European Retail	34,266	2,970		41	37,277

Direct Response / E-Commerce	15,750	1,374		20	17,144

Segment Results	92,045	7,726	—	125	99,896

Corporate / Manufacturing	(26,098)	5,998	3,657	393	(16,050)

Total	$65,947	$13,724	$3,657	$518	$83,846

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	SIX MONTHS ENDED MARCH 31, 2009
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$72,098	$7,310	$—	$(27)	$79,381

North American Retail	1,161	1,497	—	47	2,705

European Retail	46,489	6,964	—	90	53,543

Direct Response / E-Commerce	23,403	2,532	—	4,623	30,558

Segment Results	143,151	18,303	—	4,733	166,187

Corporate / Manufacturing	(86,449)	16,497	18,377	1,003	(50,572)

Total	$56,702	$34,800	$18,377	$5,736	$115,615

	SIX MONTHS ENDED MARCH 31, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$95,488	$5,272	$—	$48	$100,808

North American Retail	(342)	1,654	—	366	1,678

European Retail	69,333	6,032	—	41	75,406

Direct Response / E-Commerce	22,872	2,740	—	20	25,632

Segment Results	187,351	15,698	—	475	203,524

Corporate / Manufacturing	(52,143)	11,957	7,519	393	(32,274)

Total	$135,208	$27,655	$7,519	$868	$171,250

** SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	March 31,	September 30,
	2009	2008
Current assets:
Cash and cash equivalents	$43,801	$90,180
Accounts receivable, net	134,111	122,878
Inventories	613,401	585,239
Deferred income taxes	25,300	25,098
Other current assets	36,587	75,971

Total current assets	853,200	899,366

Property, plant and equipment, net	394,645	419,066
Goodwill	323,337	342,379
Intangible assets, net	217,945	230,424
Other assets	37,151	45,123

Total assets	$1,826,278	$1,936,358

Current liabilities:
Current portion of long-term debt	$32,077	$33,309
Accounts payable	156,256	120,620
Accrued expenses and other current liabilities	134,817	172,035
Total current liabilities	323,150	325,964

Long-term debt, net of current portion	464,010	538,402
Deferred income taxes	32,992	49,139
Other liabilities	32,366	24,657
Total liabilities	852,518	938,162

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,600 and 61,599 shares at March 31, 2009 and September 30, 2008, respectively	493	493
Capital in excess of par	142,065	140,990
Retained earnings	875,613	839,068
Accumulated other comprehensive (loss) income	(44,411)	17,645
Total stockholders’ equity	973,760	998,196

Total liabilities and stockholders’ equity	$1,826,278	$1,936,358

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months
	ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$36,545	$90,048
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	688	482
Depreciation and amortization	34,800	27,655
IT project termination costs	4,667	—
Foreign currency transaction loss (gain)	6,669	(1,385)
Stock-based compensation	1,069	518
Amortization of deferred charges	631	372
Allowance for doubtful accounts	850	(174)
Inventory reserves	7,177	2,465
Deferred income taxes	383	903
Excess income tax benefit from exercise of stock options	—	(4,984)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(16,256)	(153)
Inventories	(57,941)	(8,156)
Other assets	10,568	4,241
Accounts payable	47,219	13,927
Accrued expenses and other liabilities	(20,843)	(10,946)
Net cash provided by operating activities	56,226	114,813

Cash flows from investing activities:
Purchase of property, plant and equipment	(35,639)	(21,693)
Purchase of available-for-sale investments	—	(159,884)
Proceeds from sale of available-for-sale investments	—	248,728
Cash paid for acquisitions, net of cash acquired	(264)	(5,072)
Escrow refund, net of purchase price adjustments	11,989	—
Net cash (used in) provided by investing activities	(23,914)	62,079

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(16,785)	(481)
Proceeds from borrowings under the Revolving Credit Facility	60,000	—
Principal payments under the Revolving Credit Facility	(115,000)	—
Excess income tax benefit from exercise of stock options	—	4,984
Proceeds from stock options exercised	6	3,852
Purchase of treasury stock (subsequently retired)	—	(171,008)
Net cash used in financing activities	(71,779)	(162,653)

Effect of exchange rate changes on cash and cash equivalents	(6,912)	(2,233)

Net (decrease) increase in cash and cash equivalents	(46,379)	12,006

Cash and cash equivalents at beginning of period	90,180	92,902

Cash and cash equivalents at end of period	$43,801	$104,908